Exhibit 10.90

AOL INC.

ANNUAL INCENTIVE PLAN FOR EXECUTIVE OFFICERS

1.	Purpose.

The purpose of the AOL Inc. Annual Incentive Plan for Executive Officers (hereinafter the “Plan”) is to provide for the payment of annual bonuses to certain executive officers of the Company that qualify as performance-based compensation under Section 162(m) of the Code and would be deductible by the Company.

2.	Definitions.

The following terms (whether used in the singular or plural) have the meanings indicated when used in the Plan:

2.1 “Adjusted Net Income” shall mean income (loss) from continuing operations as defined by GAAP, excluding the following: (a) noncash impairments of goodwill, intangible and fixed assets and investments, (b) gains and losses on sales of operating assets and investments, (c) external expensed costs related to mergers, acquisitions, investments or dispositions, as well as contingent consideration related to such transactions, (d) amounts related to securities litigation and government investigations, (e) restructuring charges or reductions in restructuring charges greater than $3 million, (f) reserves larger than $3 million established in connection with litigation, tax audits and similar governmental proceedings, (g) recoveries greater than $3 million in litigation and similar proceedings, (h) gains or losses recognized from the forgiveness of debt, (i) the impact of current year changes to accounting standards and tax laws, and (j) the impact of taxes on the items described in (a) through (i).

2.2 “Awards” means the incentive awards made annually pursuant to the Plan, which may be made in the form of a cash payment, a grant of RSUs, a grant of restricted shares or a combination of any of the foregoing, as determined by the Committee in its sole discretion. Unless otherwise provided by the Committee, any Award payable hereunder shall be paid in cash.

2.3 “Board” means the Board of Directors of the Company.

2.4 “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Code section shall include any successor section.

2.5 “Committee” means the Compensation Committee of the Board, and any successor thereto.

2.6 “Company” means AOL Inc., a Delaware corporation, and any successor thereto.

2.7 “Distribution” means the distribution, on a pro rata basis, by Time Warner Inc. to the record holders of Time Warner Inc. common stock as of the applicable record date of all the outstanding shares of Company common stock owned by Time Warner Inc. on the date of such distribution.

2.8 “GAAP” means generally accepted accounting principles applicable to the Company as in effect from time to time.

2.9 “Maximum Award Amount” means the maximum amount payable to any Participant under the Plan as an Award for a year, which is the lesser of 4.0% of Adjusted Net Income or $4 million.

2.10 “Participant” means those employees of the Company and its affiliates as the Committee shall designate to participate in the Plan.

2.11 “Performance-Based Exception” means the performance-based exception from the tax deductibility limitation imposed by Code Section 162(m), as set forth in Code Section 162(m)(4)(C).

2.12 “Plan” has the meaning ascribed thereto in Section 1.

2.13 “Regulations” means the rules and regulations under Section 162(m) of the Code.

2.14 “Restricted Stock” means a share of common stock of the Company, par value, $0.01 per share (the “Company Common Stock”), granted under an equity plan of the Company, in settlement of an Award payable hereunder, and which may be subject to conditions under which the Restricted Stock may be forfeited by the Participant. Following payment pursuant to the Plan, shares of Restricted Stock will have a vesting schedule that is established pursuant to the applicable equity plan and award agreement. The value of a share of Restricted Stock shall be equal to the closing price of the Company Common Stock, as reported on the New York Stock Exchange (the “NYSE”) Composite Tape (or the closing price on the composite tape for the primary exchange for the Company Common Stock if the Company Common Stock is not listed on the NYSE), on the date of grant.

2.15 “RSUs” means restricted stock units approved and designated by the Committee for crediting to a Participant’s account under an equity plan of the Company, in settlement of an Award payable hereunder. Each RSU represents the contingent right to receive a share of the Company Common Stock. Following payment pursuant to the Plan, RSUs will have a vesting schedule that is established pursuant to the applicable equity plan and award agreement. The value of an RSU shall be equal to the closing price of the Company Common Stock, as reported on the NYSE Composite Tape (or the closing price on the composite tape for the primary exchange for the Company Common Stock if the Company Common Stock is not listed on the NYSE), on the date of grant.

3.	Awards.

3.1 For any calendar year, (i) prior to the beginning of each such calendar year, or (ii) at such later time as may be permitted by the Code and the Regulations for the Awards hereunder to qualify for the Performance-Based Exception, the Committee shall (x) select the executive officers of the Company and its affiliates who are eligible to receive an Award for such year and (y) establish the amount of the Award opportunity for each selected executive that is payable if the performance goals specified in Section 3.2 hereof are achieved. Unless a lesser Award opportunity amount is specified by the Committee for a Participant for a year, a Participant’s Award opportunity for a year shall be the Maximum Award Amount. Notwithstanding anything in the Plan to the contrary, the actual Award payable to a Participant for a year may be downward adjusted by the

Committee from the Award amount established for a Participant under this Section 3.1 in the Committee’s complete discretion (including a downward adjustment to zero), as provided in Section 3.4 hereof.

3.2 The Committee may pay an Award to a Participant under the Plan for a year if the Company has positive Adjusted Net Income for such year. If positive Adjusted Net Income is not achieved for the year, no Award shall be payable to any Participant under the Plan for such year.

3.3 Following the close of the year for which the Committee has authorized Awards, the Committee shall determine whether the requirements under the Plan for payment of Awards for such year have been satisfied. Prior to paying any Award under the Plan, the Company’s independent auditors shall review and verify the calculation of the Company’s Adjusted Net Income for the applicable year. The Committee shall then certify, in writing, whether the performance goal was met within the meaning of the Code and the Regulations and determine the amount of the Awards that shall be paid to Participants in accordance with the Award opportunity established for each Participant pursuant to Section 3.1 and subject to the Committee’s discretion to downward adjust Awards, as provided in Section 3.4.

3.4 Each Participant’s actual Award amount shall then be determined by the Committee based upon (i) the Award opportunity previously established for the Participant pursuant to Section 3.1, and (ii) any downward adjustment that the Committee determines to make, such downward adjustment to be in the sole discretion of the Committee. In determining the amount of any downward adjustment, the Committee may give consideration to the contribution made by the Participant to achievement of the Company’s established objectives and such other matters as it shall deem relevant in exercising such discretion. In no event may a Participant’s Award exceed the lesser of (i) the amount of the Award opportunity previously established for the Participant (if the Award opportunity so established for such Participant pursuant to Section 3.1 for such year is less than the Maximum Award Amount), or (ii) the Maximum Award Amount.

3.5 Subject to Section 6 of the Plan, payments of an Award, if any, under the Plan with respect to any year, shall be made between January 1 and March 15 of the calendar year following the applicable performance year, and as soon as practicable after the Committee certifies that the performance goals have been met and determines the actual Award amount for each Participant.

3.6 If the Committee has previously determined that payment of all or a portion of an Award shall be made in the form of RSUs or Restricted Stock, the Committee shall calculate the number of RSUs or shares of Restricted Stock, as applicable, that shall be credited to the Participant in payment of the Award based upon (i) the cash amount that would be payable to the Participant if the Award or the portion thereof to be made in the form of RSUs or Restricted Stock, as applicable, were instead paid in cash, and (ii) the value of an RSU or a share of Restricted Stock, as applicable, on the date of grant specified by the Committee.

4.	Administration

The Plan shall be administered by the Committee or a subcommittee thereof. Subject to the express provisions of the Plan and the requirements of Section 162(m) of the Code, the Committee shall have plenary authority to interpret the Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make, in its discretion, all other determinations deemed necessary or advisable for the administration of the Plan. The determinations of the Committee on the matters referred to in this Section 4 shall be conclusive.

Each member of the Committee (or a subcommittee thereof, consisting of at least two individuals, established to administer the Plan) shall be an “outside director” within the meaning of Section 162(m) of the Code and the Regulations.

5.	Eligibility

Payments of Awards with respect to any year may be made under the Plan only to a person who was a Participant during all or part of such year.

6.	Deferral of Award

Each Participant may elect by written notice delivered to the Company at the time and in the form required by the Company to defer payment of all or any portion of a cash Award the Participant might earn with respect to a year, all in accordance with the Code and the Regulations and on such terms and conditions as the Committee may establish from time to time or as may be provided in any employment agreement between the Company and the Participant or in any deferred compensation plan maintained by the Company.

7.	Effectiveness of the Plan

The Plan shall become effective upon the later of (i) approval by the Board and (ii) approval by Time Warner Inc. and TW AOL Holdings Inc., as the sole stockholders of the Company. The Plan shall remain in effect until such time as it is terminated by the Committee. The Plan shall apply to the annual bonuses payable to each Participant in respect of 2010 and thereafter; provided that any Awards paid under the Plan on or following the first regularly scheduled meeting of the stockholders of the Company that occurs more than 12 months after the

Distribution shall be subject to the approval of the Plan by the then-existing stockholders of the Company.

8.	Termination and Amendment

The Plan shall continue in effect until terminated by the Committee. The Committee may at any time modify or amend the Plan in such respects as it shall deem advisable; provided, however, that any such modification or amendment shall comply with all applicable laws and applicable requirements for exemption (to the extent necessary) under Section 162(m) of the Code and the Regulations (taking into consideration the exception provided by Section 1.162-27(f)(4)(iii) of the Regulations).

9.	Withholding

The obligations of the Company to make payments under the Plan shall be subject to applicable federal, state and local tax withholding requirements.

10.	Separability

If any of the terms or provisions of the Plan conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law, then such terms or provisions shall be deemed inoperative to the extent necessary to avoid the conflict with the requirements of Section 162(m) of the Code, the Regulations or applicable law without invalidating the remaining provisions hereof. With respect to Section 162(m), if the Plan does not contain any provision required to be included herein under Section 162(m) of the Code or the Regulations, such provision shall be deemed to be incorporated herein with the same force and effect as if such provision had been set out at length herein.

11.	Non-Exclusivity of the Plan

Neither the adoption of the Plan by the Committee or the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Committee or the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options, RSUs, or other stock-based awards, the payment of cash in an annual or long-term incentive arrangement or otherwise, or the payment or providing of other benefits outside of the Plan, and such arrangements may be either generally applicable or applicable only in specific cases. The payment or provision of certain of such incentive arrangements and benefits may or may not be deductible by the Company. None of the provisions of the Plan shall be deemed to be an amendment to or incorporated in any employment agreement between the Company and any Participant.

12.	Beneficiaries

Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any payments of cash Awards remaining to be made to the Participant under the Plan. Each Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any

Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any amounts of cash Awards shall be paid to the Participant’s estate.

13.	Governing Law

The Plan shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to principles of conflicts of laws.

14.	No Right to Employment or Participation

The Plan shall not interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, and the Plan shall not confer upon any Participant the right to continue in the employ of the Company. No person shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

15.	No Fractional RSUs or shares of Restricted Stock

Whenever the Committee determines that all or a portion of an annual bonus shall be settled by an award of RSUs or shares of Restricted Stock, no fractional RSUs or shares of Restricted Stock will be awarded, but instead cash will be paid for a fraction or, if the Committee should so determine, the number of RSUs, or shares of Restricted Stock, as applicable, will be rounded downward to the next whole RSU or share of Restricted Stock, as applicable.

16.	Compliance with IRC Section 409A

The Plan is intended to comply with Section 409A of the Code and will be interpreted in a manner intended to comply with Section 409A of the Code. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code. To the extent that any provision of the Plan violates Section 409A of the Code such that amounts would be taxable to a Participant prior to payment or would otherwise subject a Participant to a penalty tax under Section 409A of the Code, such provision shall be automatically reformed or stricken to preserve the intent hereof. Notwithstanding anything herein to the contrary, (i) if at the time of a Participant’s termination of employment the Participant is a “specified employee” as defined in Section 409A of the Code (and any related regulations or other pronouncements thereunder) and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company shall defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment (or the earliest date as is permitted under Section 409A of the Code) and (ii) if any other payments due to a Participant hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment compliant under Section 409A of the Code, or otherwise such payment shall be restructured, to the extent possible, in a manner, determined by the Committee, that does not cause such an accelerated or additional tax. The Committee shall implement the provisions of this section in good faith; provided that neither the Company, nor the Committee, nor any of Company’s or its subsidiaries’ employees or representatives, shall have any liability to Participants with respect to this section.